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Meeting the world’s energy needs and reducing emissions ESG summary for shareholder engagements ExxonMobil Research Center April 2023 Clinton, New Jersey

Cautionary statement Outlooks; projections; plans; ambitions; estimates; and descriptions of strategic plans and objectives are forward-looking statements. Similarly, emission-reduction roadmaps are dependent on future market factors, such as continued technological progress and policy support, and also represent forward-looking statements. Actual future results from our capital plans, lower-emissions spending and structural cost reductions efforts; ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050, to reach Scope 1 and 2 net zero in Upstream Permian Basin unconventional operated assets by 2030, to eliminate routine flaring in-line with World Bank Zero Routine Flaring, to reduce methane emissions, to meet ExxonMobil’s emission reduction plans, divestment and start-up plans, and associated project plans as well as technology efforts; success in or development of future business markets like carbon capture, hydrogen or biofuels could differ materially due to a number of factors. These include the evolution of the energy market compared to our investments in current and future potential markets; the ability to bring new technologies to commercial scale on a cost-competitive basis, including carbon capture projects, biofuel projects and hydrogen projects; policy and consumer support for lower-emissions products and technologies in different jurisdictions; regulatory actions to implement the Inflation Reduction Act; changes in law, taxes, regulation, or policies, including environmental regulations, political sanctions, and international treaties; the timely granting or freeze, suspension or revocation of government permits; regional differences in product concentration and demand; the severity, length and ultimate impact of future pandemics and government responses on people and economies; war, trade agreements, shipping blockades or harassment and other political or security concerns; feasibility and timing for regulatory approval of potential investments or divestments; the capture of efficiencies between business lines; unexpected technological developments; general economic conditions, including the occurrence and duration of economic recessions; unforeseen technical or operating difficulties; and other factors discussed here, in Item 1A. Risk Factors in our Form 10-K for the year ended December 31, 2022 and under the heading Factors Affecting Future Results on the Investors page of our website at www.exxonmobil.com under the heading News & Resources. The forward-looking statements and dates used in this presentation are based on management’s good faith plans and objectives as of the date of this presentation, unless otherwise stated. We assume no duty to update these statements as of any future date and neither future distribution of this material nor the continued availability of this material in archive form on our website should be deemed to constitute an update or re-affirmation of these figures as of any future date. Any future update of these figures will be provided only through a public disclosure indicating that fact. This presentation includes a number of third-party scenarios such as the IPCC 74 Lower 2°C scenarios, made available through the IPCC SR 1.5 scenario explorer data, and the International Energy Agency’s (IEA) Net Zero Emissions by 2050 Scenario. These third-party scenarios reflect the modeling assumptions and outputs of their respective authors, not ExxonMobil, and their use and inclusion herein is not an endorsement by ExxonMobil of their likelihood or probability. The analysis done by ExxonMobil on the IPCC Lower 2°C scenarios and the IEA NZE 2050 scenario and the representation thereof aims to reflect the average or trends across a wide range of pathways. Where data was not or insufficiently available, we conducted further analysis to enable a more granular view on trends within these scenarios. Actions needed to advance the Company’s 2030 greenhouse gas emission-reductions plans are incorporated into its medium-term business plans, which we update annually. The reference case for planning beyond 2030 is based on the Company’s Energy Outlook research and publication, which contains the Company’s demand and supply projection based on its assessment of current trends in technology, government policies, consumer preferences, geopolitics, and economic development. Reflective of the existing global policy environment, the Energy Outlook does not project the degree of required future policy and technology advancement and deployment for the world, or ExxonMobil, to meet net zero by 2050. As future policies and technology advancements emerge, they will be incorporated into the Outlook, and the Company’s business plans will be updated accordingly. ExxonMobil reported emissions, including reductions and avoidance performance data, are based on a combination of measured and estimated data using reasonable efforts and collection methods. Calculations are based on industry standards and best practices, including guidance from the American Petroleum Institute (API) and Ipieca. The uncertainty associated with the emissions, reductions and avoidance performance data depends on variation in the processes and operations, the availability of sufficient data, the quality of those data and methodology used for measurement and estimation. Changes to the performance data may be reported as updated data and/or emission methodologies become available. ExxonMobil works with industry, including API and Ipieca, to improve emission factors and methodologies, including measurements and estimates. 2 EXXONMOBIL

LAW (D. Kern) TO BE UPDATED Table of contents 04 2022 highlights 05 Create sustainable solutions that improve quality of life and meet society’s evolving needs 06 Supporting a lower-emissions future for society 07 Uniquely positioned to meet the world’s energy needs and reduce emissions 08 Positioning for a lower-emissions future 09 Resilient through the energy transition; IEA NZE scenario analysis 10 High-performance plastics and advanced recycling 11 Constructive policy critical for lower emissions 12 Political contributions and lobbying 13 Independent and diverse board 14 Executive compensation 15 Investing in people 16 2022 accomplishments 17 2022 industry-leading financial results 18 Response to 2022 passing shareholder proposal on scenario analysis 19-24 2023 proxy items 25 Climate Action 100+ Net Zero Company Benchmark 27-33 Supplemental information 3

2022 highlights

2022 financial performance

- $56 billion in earnings
- 87% total shareholder return
- 25% return on capital employed
- $77 billion of cash flow from operations
- $7 billion in structural cost savings[1]
- $30 billion of shareholder distributions, including $15 billion of dividends
- 40 consecutive years of annual growth in dividend

GHG emission-reduction plans

- Net-zero ambition by 2050 is backed by a comprehensive approach centered on detailed emission-reduction roadmaps for our major operated assets, which were completed in 2022[2].
- Continued progress toward our 2030 emission-reduction plans[3] consistent with Paris Agreement pathways[4]
- Continued progress toward our plans for net-zero emissions in our Permian Basin unconventional operations by 2030[5]
- Plans to invest approximately $17 billion on lower-emission investments from 2022 through 2027

It's an "and" equation: meeting the world's needs and reducing emissions

25 Koebd	Upstream production growth despite significant divestments and Sakhalin-1 expropriation in Russia
>30 %	Production growth in Guyana and Permian Basin
450 Kta	Baton Rouge polypropylene unit started up in 4Q22
250 Kbd	U.S. refining capacity expansion mechanically completed; largest U.S. addition since 2012
100 %	Elimination of routine flaring in Permian Basin operations[6]
>50 %	Reduction in methane intensity since 2016[7]
2 million	Metric tons of third-party CO_2 per year expected to be captured and permanently stored in Louisiana by 2025[8]
80 million	Pounds of annual advanced recycling capacity started up in Baytown, Texas

4

See Supplemental Information for footnotes and definitions

See the Investor Relations website for more information on our Quarterly Earnings

ExxonMobil

Create sustainable solutions that improve quality of life and meet society’s evolving needs Strategic priorities Leading performance Industry leader in operating and financial performance Essential partner Value through win-win solutions for our customers, partners, and broader stakeholders Advantaged portfolio Portfolio of assets and products outperform competition and grow value in a lower-emissions future New products, technologies, and approaches to accelerate large-scale deployment of solutions Innovative solutions essential to modern life and lower emissions Diverse and engaged organization with unrivaled opportunities for personal and Meaningful development professional growth 5

Supporting a lower-emissions future for society 1 3 2030 Emission-reduction plans Emission-reduction roadmaps o 20-30% reduction in corporate-wide GHG intensity o Roadmaps for major operated assets were completed in 2022; we’ll update them as needed to reflect technology, market, policy and other developments. o 40-50% reduction in upstream GHG intensity o These roadmaps provide investment options for over 800 potential projects. o 70-80% reduction in corporate-wide methane intensity o In the absence of market incentives to initiate and support these opportunities, we o 60-70% reduction in corporate-wide flaring intensity advocate for clear and consistent government policies. 2 1 o Net-zero GHG emissions in our Permian Basin unconventional operations o Potential GHG abatement options supporting 2030 emission-reduction plans include: o Energy efficiency o Flare and methane minimization 2 2050 Net-zero ambition o Operations / reconfigurations o With advances in technology and the support of clear and consistent government policies, we aim to achieve net-zero operated Scope 1 and 2 GHG emissions by 2050. o Electrification, renewable power purchase agreements, and high-quality offsets o CCS, hydrogen, and/or future technology advancements o One example of our roadmap approach is our Permian Basin unconventional operations, where we announced industry-leading plans to reach net-zero Scope 1 and 2 emissions by 2030. 6 See Supplemental Information for footnotes and definitions See the Advancing Climate Solutions 2023 Progress Report (‘23 ACS) for more information

Uniquely positioned to meet the world's energy needs and reduce emissions

Life cycle approach (LCA)

- To evaluate impact on society's overall GHG emissions, it is critical to consider:
  - Society's evolving needs
  - Available alternatives
  - Emissions created or avoided throughout the full value chain
- Utilizing a life-cycle approach (LCA) and applying it to ExxonMobil's business plans through 2030, we expect a 6% reduction in full life-cycle emissions intensity, the result of which is expected to be an estimated 18% reduction in full life-cycle absolute emissions (vs. 2016)[1].

Potential GHG benefits of ExxonMobil products

- 120 MTA of GHG emissions avoided if all of ExxonMobil's projected 2030 LNG supply to the market substitutes unabated coal in power generation[2].
- 25 MTA of GHG emissions avoided if all of ExxonMobil's projected 2030 renewable fuel production displaces conventional fuel refined from crude oil[3].
- 13 MTA of life-cycle GHG emissions avoided if all of ExxonMobil's projected 2030 volumes into U.S. plastic packaging displaces alternatives[4].
- 4 MTA of GHG emissions avoided if all of ExxonMobil Baytown's expected 2030 blue hydrogen production displaces natural gas use in industrial applications[5].

Helping customers reduce their emissions

- Innovative solutions to improve modern life
  - Plastic packaging has 54% lower life-cycle GHG emissions impact vs. alternatives[6]
  - Exceed™ XP enables up to 30% thinner plastic packaging vs. conventional plastics[7]
  - Certified circular polymers with equivalent performance of virgin plastics[8]
- Total vehicle product solutions to improve transportation efficiency
  - Plastics enable lighter vehicles, 6-8% fuel efficiency per 10% reduction in weight[9]
  - Mobil 1 ESP X2 0W-20 engine oil helps improve fuel economy by up to 4%[10]
  - Renewable diesel can reduce GHG emissions by up to 70% vs. conventional diesel[11]
  - Marine bio fuel, BMF.5™, can reduce GHG emissions by up to 30% vs. conventional marine fuel[12]
- Reliable solutions for industrial efficiency
  - Mobil DTE 10 Excel Series improves hydraulic pump efficiency by up to 6%[13]
  - Mobil SHC™ 600 Series provides up to 3.6% energy efficiency gain[14]
  - Mobil SHC™ Gear WT helps reduce oil consumption and maintenance costs[15]

7

See Supplemental Information for footnotes and definitions

See the *Advancing Climate Solutions 2023 Progress Report* ('23 ACS) for more information

ExxonMobil

Positioning for a lower-emissions future

Large markets with high-return potential

- All energy sources remain important across IPCC Lower 2°C and IEA NZE scenarios
- Transition pathways vary with uncertainty of pace, policy, and scaling technologies
- Oil and natural gas remain essential components of the energy mix
  - Natural gas is projected to have less demand reduction due to its many advantages, including lower GHG emissions
- We expect the market size for CCS, hydrogen, and biofuels to be trillions of dollars by 2050. We expect to grow with the market as policy and technology advance and earn double-digit returns.
  - Focus areas aligned with our competencies and competitive advantages
  - Existing businesses/market positions provide scale and integration benefits
  - Flexibility to allocate resources as markets evolve

Potential size of low-carbon markets, 2050[1]



ExxonMobil initial focus
Molecules
CCS
hydrogen
biofuels
$6 T
$8 T
Electrons
wind
solar
geo/hydro
nuclear

We're investing ~$17 billion in lower-emission investments in 2022-2027

- ~60% is focused on reducing our own emissions. ~40% is directed toward building our lower-emissions business with third-party customers, leaning on our experience and expertise to initially focus on CCS, hydrogen, and lower-emission fuels.
- Final investment decision for a 20 KBD renewable diesel facility at the Strathcona refinery ('25 target startup) supports our goal to supply 200 KBD of lower-emission fuels by '30[2].
- Baytown blue hydrogen project exemplifies our advantage of integrated value chains and synergies across our businesses. We plan to leverage our advantaged Permian net-zero natural gas as feedstock to produce low-carbon hydrogen, while supporting the decarbonization of our existing assets and establishing a network of CO_2 transportation and storage infrastructure in the U.S. Gulf Coast to further help others with storing their emissions.

Building integrated value chains on the U.S. Gulf Coast



ExxonMobil Permian net-zero natural gas
Baton Rouge
Beaumont
Houston
Baytown
Corpus Christi
CF
Industrial emissions sources
ExxonMobil Low Carbon Solutions planned projects[3]
ExxonMobil site

8

See Supplemental Information for footnotes and definitions

ExxonMobil

Resilient through the energy transition

International Energy Agency (IEA) NZE scenario analysis[1,2,3]

Validating strategy resiliency

- Our business is positioned for growth even in an aggressive decarbonization pathway
  - Driven by growth potential for chemicals, lower-emission fuels, carbon capture and storage, and hydrogen opportunities, which are critical to achieve net zero
- We test the resiliency of our business and portfolio against a range of scenarios aligned with the goals of the Paris Agreement
  - Including the IEA's Net Zero Emissions by 2050 (NZE)
- Oil and natural gas remain essential components of the energy mix, even under IEA NZE. With natural depletion in production, ongoing investment is required to meet demand.

Operating cash flow modeled under IEA NZE 2050 scenario[3]
Trailing 5-year averages (nominal $)



2020 actual
2030
2040
2050
Traditional O&G
LCS
Chemicals

Source: ExxonMobil analysis, IEA NZE by 2050 (2021)

Capital expenditures modeled under IEA NZE 2050 scenario
Trailing 5-year averages



100%
75%
50%
25%
0%
2020 actual
2030
2040
2050
Traditional O&G
LCS
Chemicals

Source: ExxonMobil analysis, IEA NZE by 2050 (2021)

Third-party independent audit of ExxonMobil's modeling of IEA NZE

We enlisted an independent third party, Wood Mackenzie Inc., to audit our portfolio model. The audit included testing and confirming the integrity of the ExxonMobil Portfolio Model, including evaluation of each business under the IEA NZE. They also confirmed that the IEA NZE assumptions are accurately reflected in the portfolio model. Read their 2022 audit statement in the '23 ACS.

9

See Supplemental Information for footnotes and definitions

See the *Advancing Climate Solutions 2023 Progress Report* ('23 ACS) for more information

ExxonMobil

High-performance plastics and advanced recycling

Addressing plastic waste

- Founding member of the Houston Recycling Collaboration to increase access to plastic recycling
- Founding member of the Alliance to End Plastic Waste, helping address plastic waste in the environment
- Offering innovative products that enable downgauging and increased recycling (i.e., using less plastic for the same function)

Plastics enable modern life

- Superior performance and sustainability benefits such as lifecycle GHG benefits versus alternative materials[1]
- Provide for life-enhancing products used in our daily lives[2] in support of good health, food preservation, and clean drinking water
- Enable new lower-emission technologies, including electric vehicles, solar panels, wind turbine blades, and high-performance building insulation
- Plastic packaging has 54% lower life-cycle GHG emissions impact versus alternatives as a group[3]
- Even under the IEA NZE scenario, demand for chemicals grows 30% from 2020 to 2050 – plastics make up approximately half of that volume[4]
- If applied globally, our plastics could enable approximately 40 million metric tons per year of avoided emissions[5]

Plastic waste advanced recycling plans

- Plan to build ~1 billion pounds of annual advanced recycling capacity globally by year-end 2026
- Every ton of waste plastic processed using our technology results in at least 19% lower GHG emissions vs. processing the same amount of crude-based feedstocks[6]
- Started up Baytown advanced recycling facility with a capacity to process 80 million pounds per year of plastic waste - one of the largest facilities in North America. In 2022, we processed >10 million pounds of plastic waste with our Exxtend™ technology
- Announced first commercial sale of certified circular polymers in February 2022
- Assessing future deployment of our technology at our sites in Belgium, the Netherlands, Canada, and the United States
- Collaborating with third parties on advanced recycling opportunities in France, Malaysia, Indonesia, and Singapore

Strategic collaborations

- Cyclyx, a joint venture with Agilyx, to develop solutions for sourcing large volumes of plastic waste to fill the missing link between waste companies and plastic recyclers
- Operation Clean Sweep-Blue (OCS-Blue) member, encouraging industry use of best practices to reduce plastic pellet loss in our own operations
- Collaborating with several value chain partners -- including Ten Cate Grass, Sealed Air, Ahold Delhaize, Berry Global and Amcor -- to demonstrate circularity at scale

See Supplemental Information for footnotes and definitions

10
ExxonMobil

Constructive policy critical for lower emissions

Potential greenhouse gas abatement options based on ExxonMobil emissions-reduction roadmaps supporting our net-zero ambitions[1]

Without policies



Without policies
Abatement cost
$100/T[3]
CO_2e abatement potential

With current global policies



Without policies
With GHG pricing policies
Abatement cost
$100/T[3]
CO_2e abatement potential

With current global policies and potential U.S. IRA incentives[2]



Without policies
With GHG pricing policies
Potential U.S. IRA incentives (preliminary evaluation)
Abatement cost
$100/T[3]
CO_2e abatement potential

- In the absence of market incentives, we advocate for clear and consistent government policies to initiate and support emissions-reduction opportunities.
- These charts contrast the cost of abatement without policy, with policy, and with aggressive policy like the U.S. Inflation Reduction Act. This clearly illustrates the impact policy, like the IRA, can have.
- The light blue shading represents the estimate of potential impacts from policies that exist today in multiple countries. When we consider the potential incentives from the U.S. Inflation Reduction Act, it is clear to see the importance of constructive policy in supporting efforts to help decarbonize the economy.
- Ultimately, a market for emissions reduction will be required to achieve society's net-zero ambition. But to catalyze emissions reductions, accelerate advances in technology, and drive scale to improve costs, supportive policy remains critical at this early stage.

11

See Supplemental Information for footnotes and definitions

ExxonMobil

Political contributions and lobbying

Lobbying and advocacy

- We engage in lobbying in the United States at the federal and state levels to advocate our positions on issues that affect our Corporation and the energy industry.
- Each year, the Company's political contributions, lobbying activities, and lobbying expenditures are reviewed by the Board.
- ExxonMobil's 2021 Lobbying Report provides additional detail of our direct and indirect lobbying activities at the federal, state and local level, as well as our grassroots lobbying communications.

Political contributions

- The Board authorizes the Company to make political contributions in the United States and Canada, and annually reviews those contributions.
- The Company's support of candidates and political organizations reflects corporate interests and not those of any individual employee, officer, or director.
- View our 2022 corporate political contributions on the ExxonMobil website.

Climate lobbying

- Recognizing that sound government policies are required and can act as an accelerator for lower-emission alternatives, ExxonMobil actively participates in climate-related policy discussions around the world.
- Our policy principles and associated lobbying are consistent with helping society achieve its ambition for a net-zero future.
- Our 2021 Report on Climate Lobbying provides a global assessment of our climate lobbying activities.

Lobbying and political engagement stewardship

Lobbying and political engagement are included as part of the Board's stewardship of the Company's enterprise-risk framework. Each year, the Vice President for Public and Government Affairs presents the Company's political contributions, lobbying activities and lobbying expenditures to the full Board, along with the Board's Environment, Safety and Public Policy Committee, which is comprised entirely of independent directors. The directors review the efforts and associated expenditures. In addition, in-depth reviews of the Company's priority issues are conducted by the Management Committee several times a year as part of the process.

See the *2021 Lobbying Report* and the *2021 Climate Lobbying Report* for more information

12

ExxonMobil

Independent and diverse board[1]

Focused on growing long-term shareholder value



Michael J. Angelakis
- Chairman & CEO, Atairos Group Inc.
- Committees: AC, FC*
- Director since 2021



Susan K. Avery
- President Emerita, Woods Hole Oceanographic Institution
- Committees: NGC, ESPP*
- Director since 2017



Angela F. Braly
- Former Chairman, President & CEO, WellPoint (now Elevance Health)
- Committees: CC*, ESPP
- Director since 2016



Ursula M. Burns[2]
- Former Chairman & CEO, VEON, Ltd.
- Committees: AC*, FC
- Director since 2012



Gregory J. Goff
- Former Executive Vice Chairman, Marathon Petroleum Corp.
- Committees: AC, FC
- Director since 2021



John D. Harris Ii
- Former CEO, Raytheon International, Inc.
- Committees: AC, CC
- Director since 2023



Kaisa H. Hietala
- Former Executive VP of Renewable Products, Neste Corp.
- Committees: AC, FC
- Director since 2021



Joseph L. Hooley
- Lead Director
- Former Chairman, President & CEO, State Street Corporation
- Committees: NGC*, CC
- Director since 2020



Steven A. Kandarian
- Former Chairman, President & CEO, MetLife
- Committees: CC, NGC
- Director since 2018



Alexander A. Karsner
- Senior Strategist, X (formerly Google X)
- Committees: NGC, ESPP
- Director since 2021



Lawrence W. Kellner
- Chair, The Boeing Company; President, Emerald Creek Group
- Committees: NGC, ESPP
- Director since 2023



Jeffrey W. Ubben
- Founder, PM and MP, Inclusive Capital Partners, L.P.
- Committees: FC, ESPP
- Director since 2021



Darren W. Woods[3]
- Chairman & CEO, Exxon Mobil Corporation
- Committees: FC
- Director since 2016

AC = Audit Committee
NGC = Nominating and Governance Committee
CC = Compensation Committee
FC = Finance Committee
ESPP = Environment, Safety and Public Policy Committee
* denotes committee chair

Board oversight

- Company's strategy and planning
- Business-related risks and opportunities
- Climate change and the energy transition
- Capital allocation priorities
- Lobbying activities and expenditures
- Community engagement
- Executive compensation
- Executive succession

Current board diversity

- 92% independent


38%
Overall Board Diversity
31%
Gender Diversity
15%
Racial/Ethnic Diversity

Board refreshment


7-10 years (8%)
3.5 years on average[1]
<3 years (59%)
3-6 years (33%)

ExxonMobil

See Supplemental Information for footnotes and definitions

13

Executive compensation

Compensation program design

- Investment decisions and management of risk play out over long periods of time. Decisions made today often materialize years from now, requiring our executives to maintain a long-term view
- Program designed to drive long-term accountability, reward outstanding performance, and promote retention
- Strategic objectives drive sustainable value while positioning the Company for long-term success in a lower-emissions future
  - Executives held accountable to deliver through annual goal setting – aligned with these strategic objectives
  - Pay outcomes tied to evaluation of accomplishments versus planned goals

Design	Salary	Annual bonus	Performance shares
% of TDC	10% or less	10 to 20%	Over 70%
Intent	○ Provide competitive base pay	○ Link pay to Company earnings performance	○ Link pay to returns of long-term shareholders ○ Encourage long-term view through commodity price cycle
Key design features	○ Ties directly to long-term benefits (e.g., pension)	○ Paid in cash at grant	○ Long restriction periods (50% 5 yr. / 50% 10 yr.) ○ Performance metrics applied at grant ○ Share-denominated basis ○ Significant portion of pay at risk of forfeiture
Key performance dimensions	○ Individual performance ○ Experience ○ Pay grade	○ Estimated year-end earnings ○ Individual performance	○ Individual performance, tied to strategic objectives; financial & operating metrics ○ Stock price

Strong governance practices

- ✓ Significant pay at risk (90%), majority through investment cycle
- ✓ Strong forfeiture provisions, bonus clawback policy
- × No employment contracts, no severance agreements, no CiC arrangements, no accelerated vesting at retirement
- × No guaranteed bonuses; no additional stock grants to balance losses in value

Enhancements in 2023

- ✓ Transparency on how Board holds management accountable to deliver business results and drive the Company's strategic objectives – See *Proxy Statement* (pp. 50-53)
- ✓ Detailed disclosure on the Committee's deliberations on performance as it ties to pay decisions – *Proxy* (pp. 56-57)
- ✓ Additional disclosure on Corporate ESG metrics and GHG emissions intensity reductions– See *Proxy* (pp. 56-57)

CEO compensation benchmarking[1]

- Evolution of pay 2020-2022 demonstrates strength of program design; highly performance based and resulting in greater degree of volatility versus benchmark companies
- 2022 increase in line with exceptional business results, ~80% of increase tied to strong stock price performance, ~20% tied to Company earnings; expected to result in strong market position

1-year total direct compensation ("TDC")
(2021)



ExxonMobil
Compensation benchmark companies
4th Percentile
1 2 3 4 5 6 7 8 9 10 11 XOM 13
(rank position)

10-year combined realized and unrealized pay
(2012 to 2021)



ExxonMobil
Compensation benchmark companies
1st Percentile
1 2 3 4 5 6 7 8 9 10 11 XOM 13
(rank position)

14 EXXONMOBIL
See Supplemental Information for footnotes and definitions

See the *2023 Proxy Statement* for more information

ExxonMobil

Investing in people



Strategic talent objective

We have a diverse and engaged workforce and provide every individual unrivalled opportunities for personal and professional growth with impactful work meeting society's essential needs

Our workforce in numbers

- 62,000 employees in 61 countries representing more than 160 nationalities
- 18,000+ scientists and engineers
- Women: 28% of global workforce; 38% of professional hires
- U.S. Minorities: 29% of professional U.S. workforce; 43% of professional hires
- Veterans: 5% veterans of U.S. workforce

Diverse talent

- Sourcing talent from nearly all countries in which we operate
- Over the past 10 years, consistently hired above availability for professional roles in the U.S.
- Focus on identifying talent early and developing employees throughout their careers to reach their highest potential
- Supplemented with career advocacy and mentoring intended to build skills
- Periodic assessment of how our talent programs affect proportionate diversity throughout our talent pipeline
- Goal: meet or exceed availability by 2026 for executives – See *Investing in People* report (p. 14)
- Significant progress in diverse representation – See *Investing in People* (p. 14)
- Expanding wage diversity through partnerships with associations and local community and technical colleges – See *Investing in People* report (p. 10)

Goals	2022 Highlights
A place to thrive	• Significantly expanded stock program for professional employees, re-enforcing joint ownership in Company success • First company-wide survey, strong understanding of company purpose and strategy, productive and inclusive work environment • Strengthening our culture framework, sustaining engagements and pulse surveys
Attract the best talent	• Awarded #1 most attractive U.S. energy company for engineering students for 10th consecutive year; #2 globally • Strong global acceptance rates, on average 10-15% higher than other large companies • Increased diverse talent pipeline; actively involved in the American Petroleum Institute (API) taskforce; expanding leadership role in STEM education efforts
Enable employees to reach their full potential	• Continued investment in talent through job rotations, training, and learning • Over 500,000 courses delivered in 2022 • More than 12,000 internal job rotations per year in support of development plans
Develop future leaders	• Successfully initiated re-designed leadership learning program in support of *We are ExxonMobil* • Increased diversity among executives; women and U.S. minority representation up over 50% since 2016; on track to achieve goals by 2026
Harness diversity	• Fostered inclusive behaviors, embedded in *We are ExxonMobil*, through annual skills assessments • Expanded career advocacy and mentoring programs, focusing organizational effort

See the *Investing in People* report for more information

15

ExxonMobil

2022 accomplishments Execution of our strategy drove strong results Leading performance | Essential partner | Advantaged portfolio | Innovative solutions | Meaningful development 1 • Industry-leading 2022 financial performance driven by strong operating results • Grew production to meet global needs for energy and products • Formed Product Solutions, creating the world’s largest fuels, chemicals, and lubricants business • Expanded Low Carbon Solutions opportunities; signed ground-breaking CCS agreements • Enhanced portfolio, investing $22.7 billion of Capex in advantaged projects and selling ~$5 billion of non-core assets • Further enhanced disclosures and increased transparency, including content regarding our IEA NZE scenario analysis published in response to investor input. See 2023 Proxy Statement (pp. 29-31) for full details regarding our response to the 2022 shareholder vote. 16 See Supplemental Information for footnotes and definitions See the Investor Relations website for more information on our Quarterly Earnings

2022 industry-leading financial results Earnings Total shareholder return Return on capital employed $56 billion 87% 25% 3 Earnings ex. identified items of $59 billion; leading peers highest one-year ROCE since 2012; leading 1,2 2 leading peers peers Cash flow from operations Structural savings Shareholder distributions $77 billion $7 billion $30 billion 2 2 leading peers and repaid $7 billion of debt versus 2019; on track to exceed $9 billion in leading peers ; including ~$15 billion of 2 annual savings by 2023 dividends 17 See Supplemental Information for footnotes, definitions, and reconciliations See the Investor Relations website for more information on our Quarterly Earnings

Response to 2022 passing shareholder proposal on scenario analysis

Our response to the '22 majority vote for a Report on Scenario Analysis (Item 8)

- We, and members of the Board, engaged with shareholders, including the proponent, in the second half of '22.
- With oversight from our Board, we enhanced the content with expanded disclosures in our *Advancing Climate Solutions 2023 Progress Report* (ACS).
- The '23 ACS IEA NZE scenario resiliency analysis reflects input from both the proponent and shareholders. Expanded disclosures include:
  - More detail on the IEA NZE assumptions used to inform demand and pricing in our IEA NZE modeling and analysis. (See ACS p. 30.)
  - Disclosure of long-term ExxonMobil GHG emissions pricing and commodity pricing assumptions. (See ACS pp. 30, 37, 41.)
  - More context on the assumption effects on cash flow and capex modeling. (See slide 9 and ACS p. 31.)
  - More detail about the Wood Makenzie independent audit. See slide 9 and ACS p. 33 for more detail on the quality assurance statement.
  - Greater detail on the potential impact of analysis on remaining asset lives, AROs, and asset-use optionality. (See ACS pp. 18, 30-37.)
  - Enhancements made in speaking with the shareholders who voted for the proposal and what they were really looking for (as opposed to proponent).
- Our *Proxy Statement* (pp. 29-31) provides more detail on our response.

GHG emissions pricing where ExxonMobil operates or invests

- The greenhouse gas pricing we use for planning falls within or exceeds ranges provided by the third parties referenced below.

$/metric ton CO_2 in 2022$ real

	World Bank[1] carbon prices	ExxonMobil GHG emissions prices	IEA WEO STEPS[2] CO_2 prices	
		2022-2050	2030	2050
Advanced economies	4-99	4-150	<73	<102
Emerging economies	1-13	1-100	<34	<62

Ranges provided for jurisdictions where ExxonMobil operates or invests.

ExxonMobil's GHG emissions pricing for 2022-2030 is based on currently stated existing or anticipated policies; pricing for 2030-2050 reflects presumed regional policies for both advanced and emerging economies.

ExxonMobil's GHG emissions pricing is in 2022 USD and has not been adjusted for future inflation.

For 2022 and 2023, we have not applied GHG emission prices to our operations or investments in countries where there is no existing GHG emission price. We do apply anticipated prices within the range identified in the table in those countries beginning in 2024.

ExxonMobil's GHG emissions prices include CO_2 and other GHGs (e.g., methane), where appropriate.

18

See Supplemental Information for footnotes and definitions

See the *2023 Proxy Statement* for more information

ExxonMobil

Board recommends voting for items 1-3 and for 1-year frequency on item 4

For item 1: election of 12 directors

- The Board refreshment process is led by the Nominating and Governance Committee, which incorporates the perspectives of external experts and shareholders.
- The Committee seeks a diverse slate of experienced and highly qualified Board members who bring unique perspectives to deliberations and discussions.
- Important director competencies include experience in risk management, global business leadership, finance and portfolio management, energy, science and technology, and public policy and regulatory perspectives.
- One director, Ursula Burns, is not standing for re-election.

For item 2: ratification of independent auditors

- The ExxonMobil Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) to audit ExxonMobil's financial statements for 2023.
- Our Board is seeking shareholders' ratification of PwC's appointment.

Board recommends a vote **for** items 1-2

Company proposals	Proxy Statement page
Item 1	pp. 8-37
Item 2	p. 43

For item 3: advisory vote to approve executive compensation - "say on pay"

- We continue to listen and respond to shareholder feedback, further building on the enhancements introduced last year.
- The compensation program is aligned with the Company's business model and shareholder returns over the long term, delivers pay that is highly performance based and tied to company and individual performance, and enables the Compensation Committee to leverage its experience and judgment to deliver market-competitive pay.

For 1-year on item 4: frequency of advisory vote on executive compensation

- Consistent with our commitment to excellence in governance and responsiveness to shareholders, the Board recommends that future advisory votes on executive compensation be held on a **one-year** frequency.

Board recommends a vote **for** item 3 and **for 1-year** frequency on item 4

Company proposals	Proxy Statement page
Item 3	pp. 44-76
Item 4	pp. 44

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See the *2023 Proxy Statement* for more information

ExxonMobil

Board recommends voting against items 5-7

Against item 5: establish a new board committee on decarbonization risk

- The Board and several of its committees actively oversee the development of the Company's strategy, including all matters related to our decarbonization efforts.
- Our strategy leverages our competitive advantages and core competencies to address both our heritage businesses and our new Low Carbon Solutions business.
- Investment decisions are informed by a variety of considerations to test for resiliency.
- The "decarbonization risk" outlined by the proponent is one of many risks already incorporated into the rigorous risk oversight framework and processes.

Against item 6: reduce executive stock holding period

- Our executive compensation program is already designed with the Company's long-term success in mind.
- Performance shares represent >70% of direct compensation for senior executives and are subject to some of the longest restriction periods in the Fortune 100.
- Vesting is not accelerated at retirement; it continues up to 10 years after. Awards remain at risk of forfeiture while unvested.
- Our policies already prohibit hedging awards granted under the program.
- The proposed vesting schedule would result in a shortening of senior executive award retention, which would be detrimental to the intent of the program and shareholder interests.

Against item 7: additional carbon capture and storage and emissions report

- This is one of 10 new reports requested by proponents at this annual shareholder meeting.
- CO_2-EOR is broadly recognized for its economic and GHG benefits. On a life cycle basis, which includes global oil market impacts, 63 percent of all CO_2 stored through EOR is a net reduction in CO_2 emissions. Compared to conventional oil, every barrel of CO_2-EOR oil emits 37 percent less CO_2.[1]
- The U.S. government recognizes the importance of CCS for EOR and provided expanded IRC Sec.45Q CCS-EOR tax incentives in the Inflation Reduction Act.
- Shareholders already have access to extensive and rigorous reporting on the effectiveness of our decarbonization efforts in our Advancing Climate Solutions Progress Report and other communications.

Board recommends a vote **against** items 5-7

Shareholder proposals	Proxy Statement page
Item 5	pp. 78-79
Item 6	pp. 79-80
Item 7	pp. 81-82

20

See Supplemental Information for footnotes and definitions

See the *2023 Proxy Statement* for more information

ExxonMobil

Board recommends voting against items 8-9

Against item 8: additional direct methane measurement

- We are a leader in advocating for strong measurement, reporting, and verification standards. We are deploying best practices and advanced technologies, including satellite, aerial, and ground-sensor networks.
- Our '23 ACS includes our methane emissions data and describes our long participation in industry and academic consortiums to advance the scientific understanding and quality of methane measurement, calculation, and models.
- LRQA has provided an independent limited level assurance for our 2021 GHG emissions inventory, including methane emissions for operated assets.
- The proposal neglects to acknowledge the important work we are doing to reduce methane emissions and the improved, robust disclosures we already provide.
- Through '22, we reduced methane emissions intensity from all operated assets by >50%, and absolute methane emissions by 50% since '16[1].

Board recommends a vote **against** items 8-9

Shareholder proposals	Proxy Statement page
Item 8	pp. 82-85
Item 9	pp. 85-87

Against item 9: establish a scope 3 target and reduce hydrocarbon sales

- In our view, this proposal reflects the proponent's underlying objective to reduce the supply of oil and natural gas at a time when there is no viable alternative at scale.
- It is overly prescriptive and incorrectly applies a metric that is intended to measure society's progress in reducing emissions to an individual company.
- Applying Scope 3 targets to an oil and gas company:
    - (1) incentivizes asset divestments or reduced production of the products that society needs,
    - (2) disincentivizes companies from providing products that help displace higher-emitting alternatives, and
    - (3) can be misleading since Scope 3 does not account for the critical work of removing and safely storing carbon emissions for our customers.
- We prefer a life-cycle approach (LCA), which estimates elements of Scope 1, 2, 3, and negative emissions across the value chain. We expect full life-cycle emissions reductions by 2030 of 6% in intensity and 18% in absolute emissions versus 2016[2].

21

See Supplemental Information for footnotes and definitions

See the *2023 Proxy Statement* for more information

ExxonMobil

Board recommends voting against items 10-11 Against item 10: additional report on worst-case spill and response plans Against item 11: GHG reporting on adjusted basis o The requested information is already publicly available in published reports prepared o The resolution narrowly focuses on divestments and does not address the by the Company and credible third-party experts. broader measurement issue associated with continuing to responsibly meet society’s needs while reducing emissions. o This includes multiple Environmental Impact Assessments, the Oil Spill Response Plan for Guyana Operations (OSRP), and other publications and filings that are o The request to recalculate the GHG emission baseline to remove divested assets currently available on our website as well as the Guyana EPA website. would be inconsistent with current reporting practices and the majority of industry, and we believe it would be misleading to investors. o Before exploration began in Guyana, we developed detailed emergency preparedness and response plans, including the OSRP, covering a wide variety of o We advocate for economy-wide, comprehensive emissions measurement using potential scenarios. a life-cycle approach and emissions intensity. o These plans are continuously updated as our project scope expands. o The resolution wants to rebase divestments but it does not make allowances for acquisition or growth. Fundamentally it is looking to decrease production. o When we indicate an asset is producing “above design capacity,” we simply mean that the volume is above the investment basis, meaning its performance is exceeding o Reducing our oil and gas investments required to meet global demand does not expectations. The actual volume that is safe to produce is well above the design reduce emissions; rather, it shifts the investments to other potentially less capacity. It in no way indicates that the asset is producing at an unsafe level. capable companies. Board recommends a vote against items 10-11 Shareholder proposals Proxy Statement page Item 10 pp. 87-89 Item 11 pp. 89-91 22 See the 2023 Proxy Statement for more information

Board recommends voting against items 12-13

Against item 12: report on asset retirement obligations (AROs) under IEA NZE scenario

- The '23 ACS provides enhanced detail on the IEA NZE resiliency modeling in direct response to shareholder feedback. See Proxy Statement (pp. 29-31) and slide 18.
- This analysis makes clear that our business model is resilient, and assets with a low cost of supply would continue to attract capital and generate competitive returns under a multitude of scenarios, including the IEA NZE scenario.
- The analysis also demonstrates we have flexibility to change the product mix in our integrated, petrochemical assets to extend their useful lives as the energy transition evolves. As demand for conventional road transport fuels declines, select assets can be repurposed to manufacture high-value products like chemicals, lubricants, and lower-emission fuels (e.g., Strathcona renewable diesel, Baytown blue hydrogen).
- The future value and flexibility of individual assets in our portfolio vary based on characteristics that respond differently to many variables. As a result, the lifespan of many of our assets are indeterminate and, by design, provide greater optionality and lend themselves to the possibility of other use.
- >75% of our refining and chemical manufacturing capacity is co-located in large, integrated sites, providing flexibility to shift product yield to best meet society's needs.
- Less advantaged, non-integrated refineries could be potentially be converted to terminals or sold. Disclosing which ones we might sell would be a competitive disadvantage, reduce the value of these assets, and is not in the best interest of our shareholders.
- It is unreasonable and prescriptive to require us to arbitrarily establish AROs for assets with indeterminate lives, contrary to our IEA NZE by 2050 scenario analysis.
- An additional report based on a hypothetical, remote scenario would be misleading and would not provide decision-useful information to investors.

Against item 13: report on plastics under SCS scenario

- Through responsible manufacturing, advanced recycling solutions, and collaboration to increase plastic recycling, we are:
    - Developing products that society can more easily recycle,
    - Expanding advanced recycling capacity that broadens the range of plastics that can be recycled,
    - Supporting improvements in plastic waste recovery, and
    - Minimizing plastic pellet loss from our operations.
- Proposed plastic bans are not expected to have a material impact on EM. Single-use applications currently targeted by bans make up a small portion of total plastics.
- The proposal is based on a very narrow, singular hypothetical scenario that we do not view as a credible as it incorrectly assumes a plastic demand well below industry and even IEA NZE scenario projections.
- We already publish our guidelines, measures, and practices to assess and mitigate risk factors related to plastics, and we include detailed information about plastic waste solutions in our Sustainability Report and '23 ACS report.
- Creating another report does not provide decision-useful information to our shareholders and comes at a cost to shareholders.

Board recommends a vote **against** items 12-13

Shareholder proposals	Proxy Statement page
Item 12	pp. 91-93
Item 13	pp. 93-96

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See the *2023 Proxy Statement* for more information

ExxonMobil

Board recommends voting against items 14-16

Against item 14: litigation disclosure beyond legal and accounting requirements

- We already disclose material litigation risks and account for financial contingencies related to litigation in accordance with SEC & GAAP rules.
- Providing information beyond what is required by legal and accounting practices could result in proprietary or confidential information being revealed, jeopardizing our ability to defend the Company in current and future litigation.
- The resolution does not enhance shareholder value and only helps those looking to sue us by having more information on how we view and will approach litigation, which is absolutely against shareholders' interests.
- The proponent is a director of As You Sow, whose general counsel was named as a witness against ExxonMobil by the New York Attorney General and deposed in the lead-up to the 2019 trial in which the court ultimately ruled in our favor on all claims.

Against item 15: tax reporting beyond legal requirements

- We conduct business in >100 countries, subject to some of the highest tax rates in the world. For tax years '19-'21, our effective income tax rate, excluding equity companies, was the third highest of Fortune 10 companies, according to Bloomberg. In '21 our effective tax rate was 31% and in '22 it increased to 33%.
- Contrary to Oxfam's claim, tax penalties over the last five years have been negligible.
- Several new reporting requirements intended to enhance tax transparency for our industry take effect in the immediate future.
- Implementing new disclosures beyond what is currently and soon to be required by law, and beyond the practices of our U.S.-based peers with extensive international operations, risks putting us at a competitive disadvantage.

Against item 16: energy transition social impact report

- The requested report is unnecessary because our existing disclosures provide this information.
- Our approach to managing potential impacts to employees and the community is already communicated in our Sustainability Report. Our approach also addresses considerations associated with lower-emission projects at existing sites.
- The capabilities and skills of today's workforce are the same critical skills required to lead an energy transition.
- The energy transition is expected to result in direct, ongoing employment opportunities, community investment programs, and indirect economic growth.
- Our Investing in People report (see page 15 of this ESG Summary) highlights that people are our biggest competitive advantage.

Board recommends a vote **against** items 14-16

Shareholder proposals	Proxy Statement page
Item 14	pp. 96-97
Item 15	pp. 98-99
Item 16	pp. 100-101

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See the *2023 Proxy Statement* for more information

ExxonMobil

Climate Action 100+ Net Zero Company Benchmark

CA100+ assessment for ExxonMobil (October '22) should not be relied upon[1]

- The CA100+ benchmark was cited in ISS's 2022 Proxy Analysis & Benchmark Policy Voting Recommendations as the primary source for its peer analysis of global upstream oil and gas development companies.
  - This peer analysis served as the foundation for ISS's recommendation to vote "for" the '22 shareholder proposal submitted to ExxonMobil requesting a GHG reduction goal (Scope 3).
- We have significant concerns if this approach is continued, because through October '23 the currently-published CA100+ Net Zero Company Benchmark for ExxonMobil will be based on outdated disclosures, such as our *Advancing Climate Solutions 2022 Progress Report* (January '22).
- It does not account for our latest disclosures, such as the *Advancing Climate Solutions 2023 Progress Report* ('23 ACS) report that was published in December '22 and our '23 ACS Supplement that was published in April '23.
- We have similar concerns with ISS's coverage of any repeat in '23 of a "vote no" campaign by Majority Action. Per ISS's benchmark report (p. 18), in '22 Majority Action filed an exempt solicitation advocating for votes against ExxonMobil directors. The CA100+ benchmark is listed throughout that exempt solicitation repeatedly as a "key data source."
  - ISS's benchmark report recommended a cautionary vote "for" Directors Woods and Hooley because of the '22 Majority Action "vote no" campaign.

[1] Based on ExxonMobil's *Advancing Climate Solutions 2022 Progress Report* published in January 2022, assessed under the CA100+ Net Zero Company Benchmark v1.2: October 2022

Our view on why ExxonMobil and CA100+ are misaligned

- Our '23 ACS report (page 94) highlights that the current CA100+ Net Zero Company Benchmark for ExxonMobil does not recognize the work we have done, particularly in meeting Indicator 3 (Medium-term Reduction Targets) and Indicator 5 (Decarbonization Strategy). The CA100+ Appendix in our '23 ACS report (p. 94) provides our view on how we meet the criteria for these indicators.
- We believe we should receive a partial score for Indicators 3 and 5, which would be aligned with our peers.
- **Indicator 3**: In March '22, CA100+ recognized EM's 2030 emission-reduction plans as meeting Indicator 3, but CA100+ downgraded their October '22 assessment despite our continued progress.
- We believe our 2030 emission-reduction plans meet Indicator 3 by covering more than 95% of our total operated Scope 1 and 2 emissions. Our '30 plans apply to all of our operated assets, corporate-wide. The actions needed to advance our 2030 GHG emission-reduction plans are incorporated into our medium-term business plans, which are updated annually, demonstrating our commitment to reducing emissions. See '23 ACS (pp. 6, 10-20, 87-88) for more information.
- **Indicator 5**: We have established a specific set of actions to achieve our 2030 emission-reduction plans, which support our net-zero by 2050 ambition. The actions to reduce our GHG emissions intensity are provided in our '23 ACS report and are more than sufficient to meet the requirements of this indicator. See '23 ACS (pp. 8-20, 57-77) for more information.
- Separately, **other Indicators**, such as a requirement to set Scope 3 targets, are too narrow of an approach to evaluate a company's efforts and contributions to helping reduce global GHG emissions (see '23 ACS p. 94).

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See the *Advancing Climate Solutions 2023 Progress Report* ('23 ACS) for more information

ExxonMobil

26 EXXONMOBIL 26

Supplemental information

Footnotes

Slide 04 ***(2022 highlights)***

1. For reconciliation of Structural Cost Savings, see slide 31.
2. With advances in technology and the support of clear and consistent government policies, we aim to achieve net-zero operated Scope 1 and 2 greenhouse gas emissions by 2050. Roadmaps will be updated as needed to reflect technology, policy, and other developments, including the development and acquisition of major operated assets.
3. Applies to Scope 1 and 2 GHG emissions from operated assets compared to 2016 levels.
4. The IPCC Global Warming of 1.5ºC special report states that in model pathways with no or limited overshoot of 1.5°C, global net anthropogenic CO_2 emissions reach net zero around 2050, and for limiting global warming to below 2°C (with at least 67% probability of likelihood) CO_2 emissions are projected to reach net zero around 2070. The Hypothetical 1.5°C Pathway and Hypothetical 2°C Pathway are derived from the 2050 and 2070 net zero end points, respectively, using a linear relationship from societal greenhouse gas emissions in 2019 as the starting point. ExxonMobil uses the Hypothetical 1.5°C and 2°C pathways to illustrate the company's expected operated Scope 1 and 2 emissions performance relative to the Paris Agreement goal of limiting global temperature increase to well below 2 degrees Celsius and the pursuit of limiting the increase to 1.5 degrees. (Article 2, Paris Agreement).

   GHG Scope 1 and 2 operated absolute emissions change vs. 2016 level

   
   Society
0%
-20%
EM Actual
-40%
-60%
-80%
-100%
EM 2030 plan
Hypothetical 1.5°C Pathway
Hypothetical Paris pathway
Hypothetical 2°C Pathway
2016
2020
2025
2030
2035
2040
2045
2050
2055
2060
2065
2070

   Society CO2 emissions sourced from IEA Global Energy Review: CO2 Emissions in 2021 and include CO2 emissions from energy combustion and industrial processes. Our 2030 emission-reduction plans are intensity based. These plans include actions that are also expected to achieve absolute reduction in corporate-wide greenhouse gas emissions by approximately 20%, compared to 2016 levels.
5. Applies to Scope 1 and 2 GHG emissions from ExxonMobil unconventional operated assets.
6. References to routine flaring herein are consistent with the World Bank's Zero Routine Flaring Initiative/Global Gas Flaring Reduction Partnership's (GGFRP) principle of routine flaring, and exclude safety and non-routine flaring.

Slide 04, continued ***(2022 highlights)***

7. Applies to Scope 1 and 2 greenhouse gas emissions from operated assets. Emission metrics are based on assets operated by ExxonMobil using performance and plan data for full-year 2022 available as of March 1, 2023. ExxonMobil reported emissions, reductions, and avoidance performance data are based on a combination of measured and estimated emissions data using reasonable efforts and collection methods. Calculations are based on industry standards and best practices, including guidance from the American Petroleum Institute (API) and Ipieca. There is uncertainty associated with the emissions, reductions, and avoidance performance data due to variation in the processes and operations, the availability of sufficient data, quality of those data, and methodology used for measurement and estimation. Performance data may include rounding. Changes to the performance data may be reported as part of the Company's annual publications as new or updated data and/or emission methodologies become available. ExxonMobil works with industry, including API and Ipieca, to improve emission factors and methodologies, including measurements and estimates.
8. Source: ExxonMobil website press release, *Landmark emissions-reduction project in Louisiana announced; CF Industries, ExxonMobil, EnLink Midstream to collaborate*, October 12, 2022.

Slide 06 ***(Supporting a lower-emissions future for society)***

1. Applies to Scope 1 and 2 GHG emissions from operated assets compared to 2016 levels.
2. Applies to Scope 1 and 2 GHG emissions from operated assets.
3. Roadmaps identify potential abatement options for Scopes 1 and 2 operated emissions, and are subject to supportive government policy, technology developments, and company planning process.

Slide 07 ***(Uniquely positioned to meet the world's energy needs and reduce emissions)***

1. This life-cycle approach was used to develop our proprietary portfolio life-cycle intensity model, which estimates elements of Scope 1, 2, and 3 GHG emissions for our Upstream, Product Solutions, and Low Carbon Solutions businesses. The estimated figures are based on our projected 2022 corporate plan volumes for 2030.
2. The modeled figures are estimates based on ExxonMobil's potential 2030 supply into the global LNG market, which includes working interest volumes and long-term purchase commitments, and assumes unabated LNG displaces unabated coal used for power generation in a market such as India. For GHG avoided emissions, the life-cycle GHG benefit basis is based on our analysis utilizing Mallapragada et al. 2018 (https://pubs.acs.org/doi/10.1021/acs.est.8b04539). This estimate represents a range of potential outcomes that are based on certain assumptions.
3. Calculation is an ExxonMobil analysis based on projected 2022 corporate plan volumes for 2030 and specific estimated fuel CI by project from various third-party sources (such as Argonne National Labs' GREET model) as compared against its conventional fuel alternate. Calculation is an estimate that represents a range of potential outcomes that are based on certain assumptions.

27

ExxonMobil

Supplemental information

Footnotes

Slide 07, continued ***(Uniquely positioned to meet the world's energy needs and reduce emissions)***

4. Calculation of 13 million metric tons is estimated based on: April 2018 Franklin Associates Report, 4.7 metric tons of enabled avoided emissions per metric ton of resin used in plastic packaging derived from April 2018 Franklin Associates Report (Table 2-2 and Table 4-14), ExxonMobil's sales volumes into U.S. packaging applications, and U.S. growth of plastic packaging to 2030 using third-party forecast for polyethylene (IHS Markit report, 2022 Edition: Fall 2022 update, U.S., 2019- 2030) as a proxy. Reference: April 2018 report of Franklin Associates on Life Cycle Impacts of Plastic Packaging Compared to Substitutes; alternatives include steel, aluminum, glass, paper-based packaging, fiber-based textiles, and wood (Table 4-14). Source: https://www.americanchemistry.com/content/download/7885/file/Life-Cycle-Impacts-of-Plastic-Packaging-Compared-to-Substitutes-in-the-United-Statesand-Canada.pdf.
5. The modeled figures are estimates based on our potential 2030 Baytown complex blue hydrogen production volumes, assuming all the blue hydrogen displaces natural gas on an equivalent amount of energy basis, for example in industrial fuel switching. For GHG avoided emissions, the life-cycle GHG comparison basis is based on our analysis utilizing Bauer et al., 2022, "On the climate impacts of blue hydrogen production." Sustainable Energy & Fuels 6.1 (2022): 66-75, estimated from Fig. 1. Our hydrogen project at our Baytown manufacturing facility remains subject to final investment decision. This estimate represents a range of potential outcomes that are based on certain assumptions.
6. Per April 2018 report of Franklin Associates; U.S.; Max Decomp.; Figure 4-1; Impacts as defined in Chapter 4.7: Global Warming Potential (GWP) results, and indexed to the alternatives as a group (including steel; aluminum; glass; paper-based packaging; fiber-based textiles; and wood). Source: https://www.americanchemistry.com/content/download/7885/file/Life-Cycle-Impacts-of-Plastic-Packaging-Compared-to-Substitutes-in-the-United-States-and-Canada.pdf.
7. Based on performance of specific ExxonMobil Exceed™ XP grades versus conventional polyethylene in flexible packaging applications.
8. Certifications through the International Sustainability and Carbon Certification PLUS (ISCC PLUS) process.
9. Department of Energy statements at https://www.energy.gov/eere/vehicles/lightweight-materials-cars-and-trucks.
10. Based on ExxonMobil analysis when compared to conventional mineral oils.
11. ExxonMobil analysis using Argonne National Labs' GREET tools and published fuel carbon intensity from California LCFS regulations.
12. Based on ExxonMobil analysis versus conventional fuel oil.
13. Based on ExxonMobil analysis.
14. Based on ExxonMobil analysis.
15. Mobil SHC™ Gear WT helps reduce oil consumption and maintenance costs through extended oil life and drain intervals. Based on ExxonMobil analysis.

Slide 08 ***(Positioning for a lower-emissions future)***

1. Total addressable market based on ExxonMobil analysis of the IPCC's Sixth Assessment Report Scenarios Database hosted by IIASA for carbon capture and storage, wind, solar, hydrogen, nuclear, biofuels, geothermal and hydropower. Secondary energy demand and prices in 2050 in the Lower 2°C scenarios (Category C3) were used, where available, to calculate an estimate of potential market revenue. Carbon capture and storage estimate includes both CCS and Direct Air Capture and used price of carbon for pricing estimate. Biofuels estimate used liquids pricing for pricing estimate. 2020 dollars.
2. Source: ExxonMobil website press release, *ExxonMobil moves forward with largest renewable diesel facility in Canada*, January 26, 2023.
3. References in this slide to "ExxonMobil Permian net zero natural gas" means natural gas expected to be produced with net zero Scope 1 and 2 GHG emissions from ExxonMobil operated unconventional facilities in the Permian Basin, and used at ExxonMobil's facilities in the U.S. Gulf Coast. Slide reflects potential opportunities as of March 28, 2023. May not reflect all potential opportunities or final investment decisions made by the company. Individual opportunities may advance based on a number of factors, including availability of supportive policy, technology for cost-effective abatement, and alignment with our partners and other stakeholders. Project viability and returns may vary. The company may refer to these opportunities as projects in this presentation or external disclosures at various stages throughout their progression.

Slide 09 ***(Resilient through the energy transition; IEA NZE scenario analysis)***

1. The Use of Scenario Analysis in Disclosure of Climate related Risks and Opportunities - TCFD Knowledge https://www.tcfdhub.org/scenario-analysis/.
2. The statements and figures contained in this section are hypothetical in nature, do not constitute a forecast of future company performance and are based on assumptions from International Energy Agency (2021), Net Zero by 2050, IEA, Paris.
3. Slide 9 mentions modeled operating cash flow in comparing different businesses over time in a future scenario. Historic operating cash flow is defined as net income, plus depreciation, depletion and amortization for consolidated and equity companies, plus noncash adjustments related to asset retirement obligations plus proceeds from asset sales. The Company's long-term portfolio modeling estimates operating cash flow as revenue or margins less cash expenses, taxes and abandonment expenditures plus proceeds from asset sales before portfolio capital expenditures. The Company believes this measure can be helpful in assessing the resiliency of the business to generate cash from different potential future markets. The performance data presented in this publication, including on emissions, is not financial data and is not GAAP data. The statements and figures contained in this slide are hypothetical in nature, and do not constitute a forecast of future company performance.

28

ExxonMobil

Supplemental information

Footnotes

Slide 10 ***(High-performance plastics and advanced recycling)***

1. Adapted from April 2018 report of Franklin Associates for ACC; US; Max Decomp.; Figure 4-1; Impacts as defined in Chapter 4.7: Global Warming Potential (GWP) results, and Indexed to the alternatives as a group (including steel; aluminum; glass; paper-based packaging; fiber-based textiles; and wood). Source: https://plastics.americanchemistry.com/Reports-and-Publications/LCA-of-Plastic-Packaging-Compared-to-Substitutes.pdf
2. The benefits of plastics are compelling and help make modern life possible. In any emergency room, kitchen, daycare center, shopping center, data center, or mode of transportation, there are abundant examples of life-enhancing plastic products. Medical equipment, hygienic products, building materials, mobile phones, computers, monitors, appliances, packaging, clothes, protective sporting gear, and many other applications provide countless benefits. Plastics even played a vital role in the pandemic response. For example, vaccines are delivered in disposable plastic syringes and ventilators and other medical equipment are made of plastic. Health care workers also depend on personal protective equipment made from hygienic, durable, and reliable plastics.
3. Per April 2018 report of Franklin Associates; U.S. packaging market; Max Decomp.; Figure 4-1; Impacts as defined in Chapter 4.7: Global Warming Potential (GWP) results, and indexed to the alternatives as a group (including steel; aluminum; glass; paper-based packaging; fiber-based textiles; and wood). Source: https://www.americanchemistry.com/content/download/7885/file/Life-CycleImpacts-of-Plastic-Packaging-Comparedto-Substitutes-in-the-United-States-andCanada.pdf.
4. IEA Net Zero by 2050: A Roadmap for the Global Energy Sector (2021), https://www.iea.org/reports/net-zero-by-2050.
5. Calculation of 40 million metric tons is estimated based on: April 2018 Franklin Associates Report, 4.7 metric tons of enabled avoided emissions per metric ton of resin used in plastic packaging derived from April 2018 Franklin Associates Report (Table 2-2 and Table 4-14), ExxonMobil's sales volumes into packaging applications globally, and global growth of plastic packaging to 2030 using third-party forecast for polyethylene (IHS Markit report, 2022 Edition: Fall 2022 update, global) as a proxy. Actual market conditions vary by region and over time. Reference: April 2018 report of Franklin Associates on Life Cycle Impacts of Plastic Packaging Compared to Substitutes; alternatives include steel, aluminum, glass, paper-based packaging, fiber-based textiles, and wood (Table 4-14). Source: https://www.americanchemistry.com/content/download/7885/file/Life-Cycle-Impacts-of-Plastic-Packaging-Compared-to-Substitutes-in-the-United-States-and-Canada.pdf.
6. Source: ExxonMobil website, ExxonMobil shares carbon footprint assessment of proprietary advanced recycling technology.

Slide 11 ***(Constructive policy critical for lower emissions)***

1. With advances in technology and the support of clear and consistent government policies, we aim to achieve net-zero operated Scope 1 and 2 greenhouse gas emissions by 2050. We have also set a goal to be net zero in Scope 1 and 2 greenhouse gas emissions by 2030 for our Permian Basin unconventional operated assets.

   Charts illustrate potential GHG abatement options for Scope 1 and 2 greenhouse gas emissions, based on current roadmaps for major operated assets and ExxonMobil analysis. These options are not all-inclusive, may not reflect investment decisions made by the company, and are subject to change as a result of a number of factors, including abatement reduction magnitude, implementation timing, abatement cost, portfolio changes, policy developments, technology advancement, alignment with our partners and other stakeholders, and as annual company plans are updated.
2. Based on preliminary ExxonMobil analysis of U.S. IRA provisions. All assumptions and interpretations of U.S. IRA incentives are subject to change. IRS has yet to publish guidance and regulations to implement the U.S. IRA 45V.
3. The $100/T line is meant as a reference point to indicate the size of the challenge, especially without supportive policy, and it does not reflect investment decisions made by the company.

Slide 13 ***(Independent and diverse board)***

1. Independent Director tenure / average tenure as of April 1, 2023.
2. Not standing for re-election at '23 Annual Shareholder Meeting.
3. Not an independent director.

Slide 14 ***(Executive compensation)***

1. Total Direct Compensation, Realized Pay, and Unrealized Pay are defined in the Frequently Used Terms on page 66 of the ExxonMobil 2023 Proxy Statement. The Frequently Used Terms also identify the compensation benchmark companies. Benchmark company data for 2022 not available at time of proxy statement publication.

Slide 16 ***(2022 accomplishments)***

1. Industry leading based on comparison to IOC peers: BP, Chevron, Shell, and Total Energies.

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Supplemental information

Footnotes

Slide 17 ***(2022 industry-leading financial results)***

1. Reconciliation to U.S. GAAP of $55.7 billion on slide 32.
2. One-year (2022) results with industry peer group estimated using nine month 2022 annualized figures or announced programs (shareholder distributions); industry peer group includes BP, Chevron, Shell, and Total Energies. Reconciliation on slide 32.
3. One-year total shareholder return (TSR); industry peer group includes BP, Chevron, Shell, and Total Energies

Slide 18 ***(Response to 2022 passing shareholder proposal on scenario analysis)***

1. World Bank: State and Trends of Carbon Pricing 2022, https://openknowledge.worldbank.org/handle/10986/37455. Reference World Bank ranges are consistent with existing carbon pricing for those jurisdictions as of April 1, 2022.
2. IEA World Energy Outlook 2021.

Slide 20 ***(Board recommends voting against items 5-7)***

1. "CO_2 EOR represents a win-win strategy for beneficial use of industrially-sourced CO_2. From an economic standpoint,CO_2 EOR is a highly effective tool for re-invigorating oil production from mature fields that might otherwise be abandoned. From an environmental standpoint, it represents a practical way to recycle and utilize CO_2 while reducing overall atmospheric CO_2 emissions."
   https://cdn.catf.us/wp-content/uploads/2019/06/21093723/CATF_EOR_LCA_Factsheet_2019.pdf
   https://netl.doe.gov/research/coal/energy-systems/gasification/gasifipedia/eor
   See also https://iea.blob.core.windows.net/assets/bf99f0f1-f4e2-43d8-b123-309c1af66555/Storing_CO2_through_Enhanced_Oil_Recovery.pdf; Global CCS capacity: Global CCS Institute, Global Status of CCS 2021, p. 14. ExxonMobil CCS capacity: ExxonMobil estimates.

Slide 21, ***(Board recommends voting against items 8-9)***

1. Applies to Scope 1 and 2 greenhouse gas emissions from operated assets. Emission metrics are based on assets operated by ExxonMobil using performance and plan data for full-year 2022 available as of March 1, 2023. ExxonMobil reported emissions, reductions, and avoidance performance data are based on a combination of measured and estimated emissions data using reasonable efforts and collection methods. Calculations are based on industry standards and best practices, including guidance from the American Petroleum Institute (API) and Ipieca. There is uncertainty associated with the emissions, reductions, and avoidance performance data due to variation in the processes and operations, the availability of sufficient data, quality of those data, and methodology used for measurement and estimation. Performance data may include rounding. Changes to the performance data may be reported as part of the Company's annual publications as new or updated data and/or emission methodologies become available. ExxonMobil works with industry, including API and Ipieca, to improve emission factors and methodologies, including measurements and estimates.
2. This life-cycle approach was used to develop our proprietary portfolio life-cycle intensity model, which estimates elements of Scope 1, 2, and 3 GHG emissions for our Upstream, Product Solutions, and Low Carbon Solutions businesses. The estimated figures are based on our projected 2022 corporate plan volumes for 2030.

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Supplemental information Operating costs and cash operating expenses / calculation of structural cost savings 2019 2022 Components of operating costs From ExxonMobil’s Consolidated statement of income (U.S. GAAP) Production and manufacturing expenses 36.8 42.6 Selling, general and administrative expenses 11.4 10.1 Depreciation and depletion (includes impairments) 19.0 24.0 Exploration expenses, including dry holes 1.3 1.0 Non-service pension and postretirement benefit expense 1.2 0.5 Subtotal 69.7 78.2 ExxonMobil’s share of equity company expenses 9.1 13.0 Total operating costs (Non-GAAP) 78.8 91.2 Less: Depreciation and depletion (includes impairments) 19.0 24.0 Non-service pension and postretirement benefit expense 1.2 0.5 Other adjustments (includes equity company depreciation and depletion) 3.6 3.5 Total cash operating expenses (cash opex) (Non-GAAP) 55.0 63.2 23.8 Energy and production taxes 11.0 Activity / Structural Market Other Savings Total cash operating expenses (cash opex) excluding energy and production taxes (Non-GAAP) 44.0 +3 -1 -7 39.4 Billions of dollars unless specified otherwise. Due to rounding, numbers presented above may not add up precisely to the totals indicated. 31

Supplemental information Reconciliation of 2022 GAAP earnings to 2022 non-GAAP earnings U/S EP CP SP C&F TOTAL 2021 GAAP Earnings / (Loss) $15.8 ($0.3) $7.0 $3.3 ($2.6) $23.0 Announced divestments 0.5 - - 0.6 (0.0) 1.1 Impairments (0.8) - - - - (0.8) Contractual provisions (0.3) - - - - (0.3) Severance - - - - (0.1) (0.1) 2021 Earnings / (Loss) ex. identified items $16.3 ($0.3) $7.0 $2.6 ($2.6) $23.0 (non-GAAP) Price / margin 21.3 14.4 (3.0) (0.2) - 32.3 Unsettled derivatives mark-to-market (MTM) 2.8 0.0 - - - 2.8 Volumes / mix (0.1) 1.1 (0.2) 0.0 - 0.8 Expenses (0.8) (0.4) (0.2) (0.1) - (1.4) Other (0.1) 1.0 (0.1) 0.1 0.6 1.5 2022 Earnings / (Loss) ex. identified items $39.4 $15.7 $3.5 $2.5 ($2.0) $59.1 (non-GAAP) Sakhalin-1 expropriation / charges (2.2) - - - (0.1) (2.3) Additional European taxes on energy sector (1.4) (0.4) - - - (1.8) Announced divestments 0.9 - - - - 0.9 Impairments, tax, and other items (0.2) (0.3) - (0.0) 0.4 (0.1) 2022 GAAP Earnings / (Loss) $36.5 $15.0 $3.5 $2.4 ($1.7) $55.7 Billions of dollars unless specified otherwise. Due to rounding, numbers presented above may not add up precisely to the totals indicated. 32

Supplemental information Definitions and non-GAAP financial measure reconciliations Structural savings (also structural cost savings, structural cost reductions, structural efficiencies). Structural savings (also structural cost savings, structural cost reductions, structural efficiencies). Structural cost savings describe decreases in cash opex excluding energy and production taxes as a result of operational efficiencies, workforce reductions, and other cost-saving measures that are expected to be sustainable compared to 2019 levels. Relative to 2019, estimated cumulative structural cost savings totaled $7 billion. The total change between periods in expenses above will reflect both structural cost savings and other changes in spend, including market factors, such as inflation and foreign exchange impacts, as well as changes in activity levels and costs associated with new operations. Estimates of cumulative annual structural savings may be revised depending on whether cost reductions realized in prior periods are determined to be sustainable compared to 2019 levels. Structural cost savings are stewarded internally to support management's oversight of spending over time. This measure is useful for investors to understand the Corporation's efforts to optimize spending through disciplined expense management. For information concerning the calculation and reconciliation of operating costs see the table on slide 31. Lower-emission fuels. Fuels with lower life cycle emissions than conventional transportation fuels for gasoline, diesel, and jet transport. Roadmap (emission reductions). The Company’s roadmap approach identifies greenhouse gas emission reduction opportunities and the investment and policy needs required to get to net zero. The roadmaps are tailored to account for facility configuration and maintenance schedules, and they will be updated as technologies and policies evolve. Separately, the reference case for planning beyond 2030 (including impairment assessments and future planned development activities) is based on the Energy Outlook, which contains the Company’s demand and supply projection based on its assessment of current trends in technology, government policies, consumer preferences, geopolitics, and economic development. As the roadmaps evolve, they continue to inform the company’s planning process. Operating cash flow modeled under IEA NZE 2050 scenario. Operating cash flow is defined as net income, plus depreciation, depletion and amortization for consolidated and equity companies, plus noncash adjustments related to asset retirement obligations plus proceeds from asset sales. The Company believes this measure can be helpful in assessing the resiliency of the business to generate cash from different potential future markets. The performance data presented in this publication, including on emissions, is not financial data and is not GAAP data. Total shareholder return (TSR). Measures the change in value of an investment in stock over a specified period of time, assuming dividend reinvestment. We calculate shareholder return over a particular measurement period by: dividing (1) the sum of (a) the cumulative value of dividends received during the measurement period, assuming reinvestment, plus (b) the difference between the stock price at the end and at the beginning of the measurement period; by (2) the stock price at the beginning of the measurement period. For this purpose, we assume dividends are reinvested in stock at market prices at approximately the same time actual dividends are paid. Shareholder return is usually quoted on an annualized basis. 33